EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT
Carillon II ALF Portfolio

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made this 28th day of January, 2015 (the “Effective Date”), by and between GAHC3 North Carolina ALF Portfolio, LLC, a Delaware limited liability company (“Buyer”), and the parties listed on Schedule 1 attached hereto (each seller party being referred to as a “Seller”, and two or more seller parties being referred to as “Seller” or “Sellers”, as applicable).
RECITALS
A.    Each Seller is the owner of the property listed on Schedule 1 adjacent to the name of that Seller, the legal description of each property stated on Exhibit A, together with the Other Property Rights (defined below) associated therewith and the Improvements (defined below) constructed thereon. For drafting convenience, Schedule 1 establishes for each property a name for that property (e.g. “Clemmons Property”), which name is intended to refer to all of the Property (defined below) with respect thereto.
B.    Sellers desires to sell the Property (as hereinafter defined), and Buyer desires to purchase the same from Sellers, on and subject to the terms and conditions set forth in this Agreement.
AGREEMENT
FOR AND IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HERETO, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:
Section 1.    Terms and Definitions: The terms listed below shall have the respective meaning given them as set forth adjacent to each term.
(a)    “Broker” shall mean Quadriga Partners, LLC, acting as Seller’s agent.
(b)    “Bonded Lien(s)” shall mean those liens related to the Real Property which have been bonded off by the general contractor, whereby the general contractor has agreed to post payment under any such lien arising in connection with the general contractor’s work at the Real Property or which liens would otherwise be addressed by an existing payment or performance bond.
(c)    “Closing” shall mean the consummation of the transaction contemplated herein, which shall occur on the Closing Date (defined below), subject to extension as expressly set forth in this Agreement. There shall be three separate Closings under this Agreement: the Initial Closing, the Second Closing and the Final Closing (each said term being defined below). The Closing shall be held through the mail by delivery of the closing documents and other items required for Closing to the Title Insurer (defined below) on or prior to the Closing Date, or to such other place or manner as the parties hereto may mutually agree. Title Insurer shall be permitted to complete Closing based upon receipt of electronic copies of Closing documents, provided that the party delivering such electronic copy agrees in writing to provide originals within one (1) business day following the Closing Date.
(d)    “Closing Date” shall mean (1) with respect to the Primary Portfolio (as defined below), the date that is the fifth (5th) business day following the completion of the Due Diligence Period with respect to the Primary Portfolio, it being the desire (but not the obligation) of the parties that Buyer complete its diligence investigations of the Primary Portfolio before, and the Closing of the Primary Portfolio occur on, January 16, 2015 or a subsequent mutually agreed upon business day, (2) with respect to the Secondary Portfolio (as defined below), June 30, 2015, and (3) with respect to the Huntersville Property, the date that is twelve (12) months after the date Seller obtains a certificate of occupancy for the Huntersville Property. Seller agrees to deliver Buyer a written copy of such certificate of occupancy immediately after obtaining the same (“COO Notification”). In no event shall the Final Closing (as defined below) occur earlier than the date which is fifteen (15) days after the expiration of the Due Diligence Period. Buyer shall have the right to accelerate the Closing Date with respect to the Primary Portfolio by notice sent by Buyer’s counsel to Seller’s counsel via email.
(e)     “Due Diligence Period” shall mean the period beginning upon the date a fully executed original of this Agreement is delivered to Buyer and ending on the thirtieth (30th) day after the later of (i) the date on which this Agreement is fully executed and delivered by Seller and Buyer and (ii) the date on which Buyer receives all of the Property Diligence Materials (defined herein).
(f)    “Earnest Money” shall mean One Million and 00/100 Dollars ($1,000,000) (together with all interest accrued thereon). Buyer shall deliver the Earnest Money into escrow with Title Insurer within three (3) business days after the later of (i) the date on which this Agreement is fully executed and delivered by Seller and Buyer and (ii) the date on which Buyer receives all of the Property Diligence Materials. Forty percent (40%) of the Earnest Money shall be attributed to the Initial Closing and applied as part payment of the Purchase Price for the Primary Portfolio at the Initial Closing, or disbursed as agreed upon in accordance with the terms of this Agreement; forty percent (40%) of the Earnest Money shall be attributed to the Second Closing and applied as part payment of the Purchase Price for the Secondary Portfolio at the Second Closing, or disbursed as agreed upon in accordance with the terms of this Agreement; and twenty percent (20%) of the Earnest Money shall be attributed to the Final Closing and applied as part payment of the Purchase Price for the Huntersville Property at the Final Closing, or disbursed as agreed upon in accordance with the terms of this Agreement. Upon the expiration of the Due Diligence Period, with respect to the Primary Portfolio, the Secondary Portfolio or the Huntersville Property, respectively, all monies on deposit with respect to each shall become nonrefundable, except for a default by Seller or the failure of a condition precedent to Buyer’s obligation to Closing, or as otherwise set forth herein.
(g)    “Facility” shall mean each facility located on the Property.
(h)    “Final Closing” shall mean the Closing with respect to the Huntersville Property.

(i)    “Initial Closing” shall mean the Closing with respect to the Primary Portfolio.
(j)    “Master Lease” shall mean a Master Lease to be entered into between Buyer (or the affiliated assignees of Buyer formed for the purpose of acquiring title to the Real Property, as permitted by the terms of this Agreement) and Tenant on the Closing Date, the form of which is attached hereto as Exhibit F. Certain provisions of said form may be expressly identified as being subject to further negotiations between the parties.
(k)    “Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, that is a material adverse change in, or has a material adverse effect upon, any of the financial condition, operations, business or properties of Seller, Tenant or an Operating Subtenant which is reasonably likely to result in the inability of (A) Seller to perform its obligations under this Agreement, (B) Tenant to perform its obligations under the Master Lease and/or (C) an Operating Subtenant to perform its obligations under an Operating Sublease.
(l)    “Operating Subleases” shall mean the five (5) sublease agreements between Tenant, as sublandlord, and each of the Operating Subtenants (defined below). Each Operating Sublease shall be substantially similar to the Master Lease in form and substance, and shall be acceptable to Buyer in its reasonable discretion.
(m)    “Operating Subtenant” shall mean each licensed tenant operator of any portion of the Property as of the Closing Date, which shall continue to occupy and operate the applicable portion of the Property pursuant to the Operating Sublease relating to same. The Operating Subtenant of the Clemmons Property shall be Carillon Assisted Living of Clemmons, LLC, a Delaware limited liability company; Huntersville Property shall be Carillon Assisted Living of Huntersville, LLC, a Delaware limited liability company; Mooresville Property shall be Carillon Assisted Living of Mooresville, LLC , a Delaware limited liability company; North Raleigh Property shall be Carillon Assisted Living of Raleigh – Old Wake Forest Road, LLC, a Delaware limited liability company; and Wake Forest shall be Carillon Assisted Living of Wake Forest, LLC, a Delaware limited liability company.
(n)     “Other Property Rights” shall mean all gores, strips, easements, licenses, rights tenements, hereditaments, privileges and appurtenances relating to the Real Property (defined below), and all of Seller’s right, title and interest in and to any adjacent or abutting lands lying in the beds of streets or roads, whether open, proposed or vacated.

(o)    “Plans and Specifications” shall mean all of the plans, specifications and construction drawings prepared for and used in connection with the construction of the Huntersville Property, which, as of the Effective Date, consist only of those listed on Schedule 1 attached to this Agreement.
(p)    “Primary Portfolio” shall mean the Mooresville Property and the North Raleigh Property.
(q)    “Property” shall mean all of the following:
(i)    each parcel of land described on Exhibit A, together with the Other Property Rights with respect to each (collectively, the “Land”);
(ii)    all buildings, facilities and other improvements located on the Land or to be constructed thereon, including, without limitation, all fixtures, fittings and components thereof (such as any and all elevators, partitions, ducts, motors, compressors, and the heating, ventilating, air conditioning, plumbing, sprinkling, drainage, lighting, gas, electrical and all other systems located therein) (collectively, the “Improvements”, and together with the Land, the “Real Property”);
(iii)    all right, title and interest of Seller, if any, to any unpaid award for (A) any taking or condemnation of the Real Property or any portion thereof, or (B) any damage to the Real Property by reason of a change of grade of any street or highway (collectively, the “Awards”);
(iv)    all right, title and interest of Seller in and to the documents, surveys, reports relating to the physical attributes of the Real Property, as opposed to the operation of the Property (the “Property Diligence Materials”); and
(v)    all right, title and interest of Seller in and to the intangible property used in connection with the foregoing, including, without limitation, any and all certificates of occupancy and other permits, licenses and certificates, certificates of need or bed rights to the extent assignable and owned or held by Seller or otherwise required by a landlord for the lease to a tenant of the operation of the business and delivery of healthcare services at the Real Property, and, to the extent assignable, all warranties, guaranties and other assurances of performance pertaining to the Real Property, all surveys, drawings, plans, specifications, diagrams, reports, environmental assessments and other architectural or engineering work product, including without limitation, the Plans and Specifications (collectively, the “Intangible Property”); and
(vi)     except for the Excluded Property (as defined below), which Seller will not convey to Buyer at Closing, all tangible personal property owned by Seller and used in connection with the Property (the “Tangible Personal Property”). The definition of Property shall not include any diagnostic medical equipment, machinery, vehicles, computer hardware or software, or supplies and inventory owned by Seller and used or consumed in Seller’s business, or any items furnished to Seller under contracts of service, sale or lease (collectively, “Excluded Property”);

(r)    “Purchase Price” shall mean, for each Facility and the Property relating thereto (and calculated independently for each), the greater of (i) Fifteen Million and 00/100 Dollars ($15,000,000) and (ii) an amount equal to the quotient obtained by dividing the EBITDAR (defined below) for the Facility by 0.0828 (said figure being the product of (A) 7.20% (the agreed upon lease rate) and (B) 1.15 (the agreed upon implied rent coverage)), payable in cash at Closing. Prior to the expiration of the Due Diligence Period, Buyer and Seller shall agree upon the Purchase Price for each Real Property. Prior to Closing, Buyer will notify Seller in writing of the allocation of the Purchase Price among the Real Property and the remaining Property being acquired, and such allocation shall be subject to Seller’s reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed. Seller and Buyer agree to file federal, state and local tax returns consistent with such allocations agreed upon between the parties. If Buyer and Seller cannot agree upon such allocation of the Purchase Price, each party shall file federal, state and local returns based on each party’s own determination of the proper allocations of the Purchase Price, each bearing its own consequences of any discrepancies. As used herein,
(i)    “EBITDAR” means, for a Test Period, the sum without duplication of the following: Net Income, plus, (a) Interest Expense, (b) taxes on income, whether paid, payable or accrued, (c) depreciation expense, (d) amortization expense, (e) the actual amount of rent included in Net Income, if applicable, whether accrued or paid, all of the foregoing determined in accordance with GAAP and (f) non-cash related losses associated with adhering to FAS-144 (impairment of long-lived assets), minus (X) gains from any sale of assets, other than sales in the ordinary course of business and (Y) other extraordinary or non-recurring gains;
(ii)    “Interest Expense” means shall, for any Test Period, total interest expense (including attributable to capital leases in accordance with GAAP) with respect to all outstanding Indebtedness including capitalized interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing and net costs under any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to hedge the position with respect to interest rates;
(iii)    “Net Income” means, for any period, the net income (or loss) from whatever source, determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than any Facility operator has a joint interest), except to the extent of the amount of dividends or other distributions actually paid to said operator by such person, (ii) the income (or loss) of any Person accrued prior to the date it becomes the operator of the Facility or is merged into or consolidated with that operator or that Person’s assets are acquired by operator, (iii) the income of any subsidiary of said operator to the extent that the declaration or payment of dividends or similar distributions of that income by that subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary, (iv) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to former or current employees, including officers, of an operator, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by an operator or any affiliate thereof, and (v) compensation expense resulting from the repurchase of capital stock, options and rights described in clause (iv) of this definition of Net Income. Further, to the extent not already included in the determination of net income, Net Income shall be adjusted with respect to management fees attributable to the Facility such that Net Income shall be increased by the management fees payable to pursuant to the Management Agreement and decreased by an imputed management fee of five percent (5%);
(iv)    “Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority or other entity; and
(v)    “Test Period” means the most recent trailing three (3) full calendar months preceding the applicable Closing Date.
(s)    “Second Closing” shall mean the Closing with respect to the Secondary Portfolio.
(t)    “Secondary Portfolio” shall mean the Clemmons Property and the Wake Forest Property.
(u)    “Tenant” shall mean the single, special purpose entity formed to be the tenant under the Master Lease and the landlord under each of the Operating Subleases. Tenant’s sole member shall be Carillon Assisted Living, LLC.
(v)    “Title Insurer” shall mean Chicago Title Insurance Company, whose notice address shall be as follows, except as may be changed pursuant to the Notice section herein:
Chicago Title Insurance Company
2828 Routh Street, Suite 800
Dallas, TX 75201
Attn: Shannon Bright
Tel. No.: 214-965-1719
e-mail: brights@ctt.com
(w)    “Seller’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:
Carillon Assisted Living4901 Waters Edge Drive, Suite 200
Raleigh, NC 27606
Attn: Karen Moriarty
Tel. No.: 919-852-4000
e-mail: Karen.moriarty@carillonassistedliving.com

With a required copy to:
Brownstein Hyatt Farber & Schreck
410 17th Street, 22nd Floor
Denver, CO 80202
Attn.: Nicole Ament
Tel. No.: 303-223-1174
Email: nament@bhfs.com

(x)    “Buyer’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:
Griffin-American Healthcare REIT III, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, CA 92612
Attn.: Stefan Oh
Tel. No.: 949-270-9205
Email: soh@ahinvestors.com

With a required copy to:
Steven A. Kaye, Esq.
Arnall Golden Gregory LLP
171 17th Street, NW, Suite 2100
Atlanta, GA 30363
Tel. No.: 404-873-8100
Email: steven.kaye@agg.com
Section 2.    Proration of Expenses and Payment of Costs and Recording Fees. Seller and Buyer agree that all utility charges, real estate taxes, assessments and any assumed liabilities shall be prorated on a calendar-year basis as of the date of Closing, however Buyer’s obligation to pay its share of such amounts shall be subject to the obligations of Tenant under the Master Lease. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year, provided that, if the taxes and special assessments payable during the year in which Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year, Seller and Buyer promptly shall adjust the proration of such taxes and special assessments, and Seller or Buyer, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the Deed delivered hereunder but shall survive the Closing. Seller shall be responsible for the payment of all municipal license taxes payable during the calendar year in which the Closing occurs and corresponding to any period prior to the Closing Date, and the

Master Lease shall require that Tenant pay all such amounts from and after the Closing Date. Seller shall pay all fees (including defeasance fees), charges and expenses imposed or assessed in connection with the payoff or prepayment of all loans secured by a deed of trust encumbering the Property. The premium and related charges for an owner’s title insurance policy to be issued to Buyer shall be paid by Buyer. The premium and related charges for a lender’s title insurance policy, together with any endorsements to the owner’s title insurance policy and lender’s title insurance policy, shall be paid by Buyer. The recording fees necessary to record the deed at the register of deeds office where each Property is located shall be paid by Buyer. The transfer tax, documentary stamp tax, and/or excise tax, if any, payable in connection with the recording of the deeds shall be paid by Seller. Buyer shall be responsible for the cost of its own surveys (including the cost, if any, of any update to Seller’s existing survey requested by Buyer), Phase 1 environmental studies and due diligence investigations. Seller and Buyer shall be responsible for their own attorney’s fees. Seller and Buyer each shall pay one-half of all escrow and closing fees charged by the Title Insurer. Upon Closing, Seller shall reimburse Buyer for its actual, out-of-pocket third-party costs and expenses incurred in connection with Buyer’s diligence investigations of the Property (including the survey, engineering studies and Phase I Environmental Reports only), not to exceed Ten Thousand and No/100 Dollars ($10,000) per Property.
Section 3.    Sale of Property. Seller hereby agrees to sell, transfer and convey the Property to Buyer, and Buyer hereby agrees to purchase and accept the Property from Seller, in each case for the Purchase Price and on and subject to the other terms and conditions set forth in this Agreement.
Section 4.    Payment of Purchase Price; Secondary Portfolio Financing. Buyer shall pay the Purchase Price for the Primary Portfolio at the Initial Closing, the Purchase Price for the Secondary Portfolio at the Second Closing and the Purchase Price for the Huntersville Property at the Final Closing, subject to the credit for the applicable portion of the Earnest Money, and further subject to the Closing adjustments expressly allocated under the terms of this Agreement, in accordance with all the terms and conditions of this Agreement. Buyer shall pay the Purchase Price by wire transfer of immediately available federal funds to the Title Insurer on the morning of Closing, and Title Insurer shall disburse all funds it receives from the parties in connection with the Closing.
Subsequent to the Initial Closing, and by mutual agreement of the Secondary Portfolio Sellers and Buyer, the Secondary Portfolio Sellers and Buyer or Buyer’s affiliate (the “GA Lender”) may enter into a loan pursuant to which (i) GA Lender will loan to the Secondary Portfolio Sellers a mutually agreeable sum of money on terms acceptable to each of the Secondary Portfolio Sellers and GA Lender, each in the respective sole discretion, (ii) said loan shall be secured by a mortgage recorded against the Secondary Portfolio and (iii) said loan shall mature and be paid in full at the Second Closing. For the avoidance of doubt, the Secondary Portfolio Sellers shall have the right to not enter into said loan if it determines, in its sole discretion, that it is unwilling to accept the risk that the loan would be treated as ordinary income to the Secondary Portfolio Sellers.
Section 5.    Title. At Closing, Seller agrees to convey to Buyer fee simple marketable title to the Real Property by warranty deed in form and substance reasonably acceptable to

Buyer, free and clear of all liens, defects of title, conditions, easements, restrictions, and encumbrances of record except for (i) taxes for the current year and subsequent years not yet due and payable (subject to apportionment as provided elsewhere in this Agreement); (ii) existing zoning laws, ordinances and regulations and other laws, ordinances and regulations respecting the use, occupancy and operation of the Property; and (iii) other conditions, easements, restrictions, and encumbrances of record and exceptions set forth in the Title Report (as defined below) or on a survey of the Property, or as identified by Buyer as an Objection (as defined in Section 6(a)) and which Seller does not agree to cure under Section 6(a) herein and in which Buyer waives as an Objection pursuant to said Section 6(a) (collectively, the “Permitted Exceptions”).
Section 6.    Examination of Property. Seller and Buyer hereby agree as follows:
(a)    Title Examination. Buyer shall order a title report or commitment for title insurance (the “Title Report”) from the Title Insurer promptly after the Effective Date. Seller shall deliver a copy of its most recent ALTA survey (which shall be certified), within two (2) business days after the Effective Date (if not previously delivered), which Buyer shall have the right to have updated and revised to incorporate Buyer’s survey requirements. Prior to the expiration of the Due Diligence Period, Buyer may furnish to Seller a copy of Buyer’s Title Report and survey, together with a statement specifying any defects in title and/or the survey (the “Objections”). Seller shall notify Buyer three (3) days after receipt of the Objections whether Seller will cure the Objections. If Seller does not respond within said three (3) day period, Seller shall be deemed to have elected to not cure the Objections. If Seller does not agree (or is deemed to not agree) to cure the Objections, Buyer shall have the right, by notice given to Seller and Title Insurer within three (3) days after receipt of Seller’s notice (or within three (3) days of the expiration of Seller’s three (3) day response period, if Seller does not respond), either to (a) waive the Objections and close title without abatement or reduction of the Purchase Price, or (b) terminate this Agreement and obtain a refund of the Earnest Money. If Buyer fails to deliver the Objections to Seller within the Due Diligence Period, then Buyer shall be deemed to have elected to waive its right to make Objections. If Buyer elects to terminate this Agreement by notice given to Seller or is deemed to have terminated this Agreement, the Earnest Money shall be immediately returned to Buyer, and upon such return, except as expressly provided herein, this Agreement and all rights and obligations of the respective parties hereunder shall be null and void. Notwithstanding the foregoing, Seller shall be solely responsible for the payment or other satisfaction and discharge of record at or before the Closing of all monetary liens and encumbrances against the Property and objected to by Buyer which can be removed by the payment of a fixed and ascertainable sum of money. In the event Seller fails or refuses to cure monetary liens or encumbrances against the Property (excluding any Bonded Liens), Buyer may, but is not obligated to, elect to satisfy such monetary liens or encumbrances and deduct the costs of the cure from the Purchase Price.
Notwithstanding any provision of this Agreement to the contrary, following the Effective Date of this Agreement, Seller shall not create, place, grant, convey, or otherwise voluntarily cause or otherwise consent to any liens, encumbrances or restrictions affecting the Real Property, or any part thereof, to be created, suffered to be placed or recorded against the title to the Real Property, nor will Seller during said period convey any interest in the Property to anyone other than Buyer without Buyer’s prior written consent, which consent Buyer may withhold in its absolute discretion. At Closing, Seller will cause the Real Property to be released or otherwise discharged from any lien securing the payment of a sum certain which has been voluntarily created by, or with the consent of, Seller or will bond over said lien to the reasonable satisfaction of Buyer and Buyer’s title insurance company sufficient to cause said company to insure over said lien.
Any exceptions to title to the Real Property that arise between the Effective Date of the title commitment obtained by Buyer and the Closing are referred to herein as “New Defects.” Buyer may notify Seller in writing (the “Gap Notice”) of any New Defect (a) raised by the Title Insurer between the Effective Date of the Title Commitment and the Closing (the “Gap”), and (b) not otherwise known to Buyer prior to the Effective Date of the Title Commitment; provided that Buyer must notify Seller of such objection to title within two (2) business days of being made aware of the existence of such exceptions. For the avoidance of doubt, following the date of the Initial Closing, Buyer shall have the right to deliver supplemental Gap Notices (a) with respect to the Secondary Portfolio at any time prior to the Second Closing and (b) with respect to the Huntersville Property at any time prior to the Final Closing. If Buyer sends a Gap Notice to Seller, Buyer and Seller shall have the same rights and obligations with respect to such notice as exist in Section 6(a) of this Agreement with respect to the Objection Notice.
(b)    Examination. Within three (3) business days following execution of this Agreement, Seller shall provide to Buyer copies of the following documents and materials pertaining to the Property to the extent within Seller’s possession or readily obtainable by Seller, and to the extent not previously delivered to Buyer: all contracts, subcontracts or agreements affecting the Property (the “Contracts”); ALTA survey; site plans and specifications including, without limitation, the Plans and Specifications; architectural plans, environmental/hazardous material reports, records, studies, inspections, assessments, investigations, sampling results and analyses; environmental remediation, monitoring and compliance documentation and permits; environmental notices of noncompliance, violation and penalty; environmental corrective action orders and directives, consent orders, settlement agreements, consent agreements and requests for information; public notices and advertisements regarding the presence, release or threat of a release of Hazardous Substances (as such term is defined in Section 11(o) of this Agreement) at, on, under, to, from or about the Property; all correspondence to or from a third party or a governmental agency regarding a query, any claim or demand related to the environmental condition of the Property or the presence, release or threat of a release of any Hazardous Substances at, on, under, to, from or about the Property; structural reports; soils reports; governmental permits/approvals; zoning information; copies of tax bills; condemnation notices; operating expense information and reports; and utility letters and copies of all correspondence related to the existing leases, plans and specification for the Improvements, and all items specified on Exhibit B attached hereto, and any other documents relating to the Property reasonably requested by Buyer. If such items are not available to or in the possession or control of Seller as of the Effective Date, then Seller shall provide same to Buyer within three (3) business days after acquiring same. All such due diligence items shall be sent to Buyer at the address set forth in Section 1(x), to the attention of Phil Han. Additionally, during the term of this Agreement, Buyer, its employees, contractors, agents and designees, shall have the right to enter the Real Property for the purposes of inspecting and testing the same, and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other investigations and inspections as Buyer may reasonably require to assess the condition and suitability of the Property; provided, however, that such activities by or on behalf of Buyer on the Property shall not materially interfere with the conduct of business at the Property; and provided further, however, that Buyer shall indemnify and hold Seller harmless from and against any and all claims or damages to the extent directly resulting from the activities of Buyer or on behalf of Buyer by any third party on the Property (but not claims or damages arising out of the findings of such activities), and Buyer shall repair any and all damage caused, in whole or in part, by Buyer and return the Property to its condition prior to such damage, which obligation shall survive Closing or any termination of this Agreement. Seller shall reasonably cooperate with the efforts of Buyer and the Buyer’s representatives to inspect the Property after the Effective Date. Buyer shall give Seller reasonable notice before entering the Property, and Seller may have a representative present during any and all examinations, inspections and/or studies on the Property (collectively, the “Property Diligence Materials”).
Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Due Diligence Period, in which event this Agreement shall become null and void, whereupon Title Insurer shall refund the Earnest Money to Buyer (which obligation and right shall survive such termination), and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein. If Buyer does not so terminate this Agreement prior to the expiration of the Due Diligence Period, Buyer conclusively shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 6(b).
(c)    Updated Due Diligence. Following the delivery of the COO Notification with respect to the Huntersville Property, and at all times prior to the Second Closing with respect to the Secondary Portfolio, Buyer, its employees, contractors, agents and designees, shall have the right to enter the Huntersville Property and the Secondary Portfolio, respectively for the purposes of inspecting and testing the same, and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other investigations and inspections as Buyer may reasonably require to assess the condition and suitability of the Huntersville Property and the Secondary Portfolio, respectively; provided, however, that such activities by or on behalf of Buyer shall not materially interfere with the conduct of business at said Facilities; and provided further, however, that Buyer shall indemnify and hold Seller harmless from and against any and all claims or damages to the extent directly resulting from the activities of Buyer or on behalf of Buyer by any third party on the Huntersville Property and the Secondary Portfolio (but not claims or damages arising out of the findings of such activities), and Buyer shall repair any and all damage caused, in whole or in part, by Buyer and return said Properties to its condition prior to such damage, which obligation shall survive Closing or any termination of this Agreement. Seller shall reasonably cooperate with the efforts of Buyer and the Buyer’s representatives to inspect the Huntersville Property and to continue and update its inspections of the Secondary Portfolio. Buyer shall give Seller reasonable notice before entering said Properties, and Seller may have a representative present during any and all examinations, inspections and/or studies on said Properties. The inspections, tests and surveys performed pursuant to this paragraph shall be for the purpose of Buyer (i) updating the inspections, tests and surveys Buyer performed with respect to said Properties prior to the Initial Closing to confirm that no materially adverse change to said Properties has occurred and (ii) conducting and determining Buyer’s approval of those additional inspections, tests and surveys of said Properties that were incapable of being completed prior to the Initial Closing, such as (by way of example and without limitation) (A) completing and reviewing an update of the survey for the Huntersville Property showing the location of improvements constructed by Seller after the Effective Date of this Agreement, (B) confirming the improved Huntersville Property’s compliance with applicable zoning and building ordinances and regulations, and (C) confirming that the Facility has been constructed in substantial accordance with the approved Plans and Specifications (collectively, the “Updated Diligence Review”).
If Buyer objects to a matter identified or disclosed during the Updated Diligence Review (the “Diligence Update Objections”), Buyer may deliver to Seller one or more written notices of same, each of which notice shall identify the Diligence Objection Notice and state Buyer’s preferred cure of the same (the “Diligence Objection Notice”). Seller shall notify Buyer within ten (10) days after receipt of a Diligence Objection Notice whether Seller will cure the Diligence Update Objection, the method of such cure, and the time period required for completing same. If Seller does not respond within said ten (10) day period, Seller shall be deemed to have elected to cure the Diligence Update Objection. If Seller does not agree to cure the Diligence Update Objection, or if Seller agrees to cure the Diligence Update Objections but fails to promptly commence the cure of the Diligence Update Objection and thereafter diligently pursue such cure until effected, then Buyer shall have the right, by written notice given to Seller and Title Insurer within ten (10) days after receipt of Seller’s notice (or within ten (10) days of the expiration of Seller’s ten (10) day response period, if Seller does not respond), either to (a) waive the Diligence Update Objections and close without abatement or reduction of the Purchase Price, or (b) terminate this Agreement with respect to the affected Property and obtain a refund of the Earnest Money allocated to said Property. If Buyer fails to deliver the Diligence Objection Notice to Seller within the Diligence Period, then Buyer shall be deemed to have elected to waive its right to make Diligence Update Objections. If under this paragraph Buyer elects to terminate this Agreement by notice given to Seller, the Earnest Money allocated to the affected Property shall be immediately returned to Buyer, and upon such return, except as expressly provided herein, this Agreement and all rights and obligations of the respective parties hereunder with respect to the acquisition of the affected Property shall be null and void.
Section 7.    Risk of Loss/Condemnation. Upon an occurrence of a casualty, condemnation or taking, Seller shall notify Buyer in writing of same. Until Closing, the risk of loss or damage to the Property shall be borne by Seller. In the event all or any portion of the Property is damaged in any casualty or condemned or taken where the cost to repair or diminution in value resulting therefrom exceeds $100,000 (as determined by a third party selected by Buyer and reasonably approved by Seller), Buyer or Seller may elect to terminate this Agreement by providing written notice of such termination to the other party within ten (10) business days after Buyer’s receipt of notice of such condemnation, taking or damage, upon which termination the Earnest Money shall be returned to the Buyer and neither party hereto shall have any further rights, obligations or liabilities under this Agreement, except as otherwise expressly set forth herein. With respect to any condemnation or taking (or any notice thereof), if Buyer does not elect to cancel this Agreement as aforesaid, there shall be no abatement of the

Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the awards, if any, for the condemnation or taking, and Buyer shall be entitled to receive and keep all such awards. With respect to a casualty, if Buyer does not elect to terminate this Agreement or does not have the right to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the proceeds under Seller’s insurance policies covering such Property with respect to such damage or destruction (or pay to Buyer any such proceeds received prior to Closing) and pay to Buyer the amount of any deductible with respect thereto, and Buyer shall be entitled to receive and keep any monies received from such insurance policies.
Section 8.    Earnest Money Disbursement. The Earnest Money shall be held by the Title Insurer, in trust, and disposed of only in accordance with the following provisions:
(a)    Upon receipt of the Earnest Money, Title Insurer shall deliver to Seller and Buyer written notice confirming Title Insurer’s receipt of the Earnest Money, the date on which Title Insurer received the Earnest Money and that the Earnest Money has been deposited as required by this Agreement. The Title Insurer shall invest the Earnest Money in a money market account reasonably satisfactory to Buyer, and shall promptly provide Buyer and Seller with confirmation of the investments made.
(b)    If the Closing occurs, the Title Insurer shall deliver the applicable portion of the Earnest Money to Seller at Closing and the same shall be credited against the Purchase Price. If for any reason a Closing does not occur, the Title Insurer shall deliver the applicable portion of the Earnest Money to Seller or Buyer only upon receipt of a written demand therefor from such party, except where this paragraph expressly provides for notice only from Buyer. Subject to the last sentence of this clause (b), if for any reason the Closing does not occur and either party makes a written demand (the “Demand”) upon the Title Insurer for payment of the Earnest Money, the Title Insurer shall give written notice to the other party of the Demand within one business day after receipt of the Demand. If the Title Insurer does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice by Title Insurer, the Title Insurer is hereby authorized to make the payment set forth in the Demand. If the Title Insurer does receive such written objection within such period, the Title Insurer shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court. Notwithstanding the foregoing provisions of this clause (b) if Buyer delivers a notice to Title Insurer stating that Buyer has terminated this Agreement on or prior to the expiration of the Due Diligence Period, then Title Insurer shall immediately return the Earnest Money to Buyer without the necessity of delivering any notice to, or receiving any notice from Seller, and Title Insurer shall do so notwithstanding any objection by Seller.
(c)    The parties acknowledge that the Title Insurer is acting solely as a stakeholder at their request and for their convenience, that the Title Insurer shall not be deemed to be the agent of either of the parties, and that the Title Insurer shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from the Title Insurer’s mistake of law respecting the Title Insurer scope or nature of its duties.

Seller and Buyer shall jointly and severally indemnify and hold the Title Insurer harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Title Insurer’s duties hereunder, except with respect to actions or omissions taken or made by the Title Insurer in bad faith, in disregard of this Agreement or involving negligence on the part of the Title Insurer. The Title Insurer has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Title Insurer has received and shall hold the Earnest Money in escrow, and shall disburse the Earnest Money pursuant to the provisions of this Section 8.
(d)    Buyer and Seller, together, shall have the right to terminate the appointment of Title Insurer hereunder by giving to it notice of such termination, specifying the date upon which such termination shall take effect and designating a replacement Title Insurer, who shall sign a counterpart of this Agreement. Upon demand of such successor Title Insurer, the Earnest Money shall be turned over and delivered to such successor Title Insurer, who shall thereupon be bound by all of the provisions hereof. Title Insurer may resign at will and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date when such resignation shall take effect; provided, however, that (i) prior to such resignation a substitute escrow agent is approved in writing by Seller and Buyer, which approval shall not be unreasonably withheld or delayed, or (ii) Title Insurer shall deposit the Earnest Money with a court of competent jurisdiction. After such resignation, Title Insurer shall have no further duties or liability hereunder.
(e)    Title Insurer’s agreements and obligations hereunder with respect to the Earnest Money shall terminate and Title Insurer shall be discharged from further duties and obligations hereunder upon final disbursement of the Earnest Money in accordance with the terms of this Agreement.
Section 9.    Default
(a)    If Buyer defaults in any of its obligations undertaken in this Agreement, and should such default continue for a period of five (5) business days after the date on which Buyer receives Seller’s written notice of default, then Seller shall be entitled to, as its sole and exclusive remedy, to either: (i) if Buyer is willing to proceed with Closing, waive such default and proceed to Closing in accordance with the terms and provisions hereof; or (ii) declare this Agreement to be terminated, in which event Seller shall be entitled to receive all of the Earnest Money as liquidated damages as and for Seller’s sole and exclusive remedy. Upon such termination, neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein. Seller and Buyer agree that (a) actual damages due to Buyer’s default hereunder would be difficult and inconvenient to ascertain and that such amount is not a penalty and is fair and reasonable in light of all relevant circumstances, (b) the amount specified as liquidated damages is not disproportionate to the damages that would be suffered and the costs that would be incurred by Seller as a result of having withdrawn the Properties from the market, and (c) Buyer desires to limit its liability under this Agreement to the amount of the Earnest Money paid in the event Buyer fails to complete Closing. Seller hereby waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer. In no event under this Section or otherwise shall Buyer be liable to Seller for any punitive, speculative or consequential damages. In no event under this Section or otherwise shall Buyer or Seller be liable to the other party for any reimbursement of expenses incurred in connection with the negotiation of this Agreement.
(b)    If Seller defaults in the performance of its obligations hereunder, and should such default continue for a period of five (5) business days after the date on which Seller receives Buyer’s written notice of default, then Buyer may either waive such default and proceed to Closing in accordance with the terms and provisions hereof or may (a) terminate this Agreement and receive a return of the Earnest Money, and (b) seek actual damages; provided, however, that damages shall exclude consequential, punitive and special damages of any kind. Buyer shall continue to have all rights and remedies stated herein, at law or in equity.
Section 10.    Closing. A Closing shall consist of the execution and delivery of documents by Seller and Buyer, as set forth below, and delivery by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement. It is expected that the parties will not attend Closing and instead will utilize an escrow with Title Insurer. Seller shall prepare and deliver to Buyer no later than three (3) business days prior to the applicable Closing Date a statement which shall set forth an estimate of all costs payable, and the pro-rations and credits provided for in this Agreement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this Section. If the pro-rations and credits made under the Closing statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date or, if later, the close of an applicable real estate tax cycle which determines the amount of real estate taxes applicable to this pro-ration, and if a party fails to request an adjustment to the Closing statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing statement that such party desires to adjust and the reasons for such adjustment), then the pro-rations and credits set forth in the Closing statement shall be binding and conclusive against such party.
(a)     Seller Deliverables: Seller shall deliver to Title Insurer at least two (2) business days prior to the Closing Date (or on such other date specified below) the following executed documents, each to be provided separately for each of the Properties being acquired, all in form and substance reasonably satisfactory to Buyer and, as appropriate, executed by Seller (and/or, where appropriate, the Operating Subtenant and other named parties) and acknowledged or notarized:
(1)    One (1) original of a warranty deed conveying each parcel of the Real Property to Buyer, subject only to the Permitted Exceptions;
(2)    if the legal description of the Land set forth on the survey obtained by Buyer (the “Survey Description”) differs from the legal description of the Land set forth on the deed by which Seller acquired title, two (2) originals of a quit claim deed conveying the Real Property to Buyer utilizing the Survey Description;

(3)    four (4) originals of the Master Lease and each Operating Sublease, together with letter of credit, security deposit, guaranties and other documents or security required thereby, including, without limitation, (A) the guaranty of the Master Lease by Carillon Assisted Living, LLC in the form attached to the Master Lease and (B) the guaranty of the Master Lease by each of the Operating Subtenants in the same form as the guaranty referenced in clause (A) of this paragraph, limited to the obligations relating to the Operating Subtenant’s subleased premises and the sums payable under the Operating Sublease;
(4)    two (2) originals of the Bill of Sale in the form of Exhibit C attached hereto from Seller to Buyer conveying the Tangible Personal Property and the Property Diligence Materials;
(5)    two (2) originals of an Assignment of Intangible Property in the form of Exhibit D attached hereto;
(6)    two (2) originals of a Security Agreement in the form of Exhibit E attached hereto, executed by each Operating Subtenant pursuant to which the each Operating Subtenant grants to Buyer a security interest in all of the Landlord Lien Collateral, as said term is defined by the Master Lease;
(7)    original UCC-1 financing statements, as required by Buyer, to be filed to perfect the lien rights granted in the Security Agreement referred to above;
(8)    two (2) originals of Seller’s assignment to Tenant of Seller’s obligations under the Contracts, and an assumption by Tenant of such obligation;
(9)    two (2) originals of a settlement statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;
(10)    all transfer tax statements, declarations and filings as may be necessary, appropriate or required by local practice for purposes of recordation of the deed;
(11)    an original good standing certificate for Seller, Tenant, the Operating Subtenants and any guarantor of the Master Lease; and an original resolution of Seller authorizing the sale of the Property to Buyer, of Tenant authorizing the execution and delivery of the Master Lease, of the Operating Subtenants authorizing the execution and delivery of the Operating Subleases, and of any guarantor of the Master Lease authorizing the execution and delivery of such guaranty, together with an incumbency certificate for the officers signing this Agreement and such instruments as may be reasonably required by Buyer;
(12)    to the extent not previously delivered to Buyer, but only to the extent within Seller’s possession or reasonable control, originals of the Property Diligence Materials and warranties issued to Seller in connection with the construction of the Improvements (it being agreed that in the event such warranties are not assignable to Buyer, Seller shall have such warranties re-issued to Buyer or Tenant, as requested by Buyer);

(13)    an original certificate as may be required by the Internal Revenue Service pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, or the regulations issued pursuant thereto (the “Code”), certifying the non-foreign status of Seller;
(14)    such original affidavits or other instruments as the Title Insurer shall require in order to issue policies of title insurance (i) free of any exceptions for unfiled mechanics’ or materialmen’s liens for work performed prior to Closing, (ii) free from the claim of parties in possession other than the Tenant, and (iii) providing for such other customary matters as Title Insurer shall request;
(15)    such original documentation from Brokers as may be reasonably required to evidence the satisfaction or waiver, and release, of all liens that Brokers may have in connection with a claim for commissions or other compensation due to the Closing of the transaction contemplated by this Agreement, and in form and substance reasonably acceptable to Title Insurer and which will permit Title Insurer to issue its title insurance policy to Buyer without exception for and insuring against such Broker claims.
(16)    Two (2) original re-certifications by Seller of the representations and warranties of Seller made under this Agreement;
(17)    An original written waiver of rights, in form and substance reasonably acceptable to Buyer, from each party having a right or option to purchase the Property (or any portion thereof) from Seller;
(18)    a certificate of insurance or other evidence reasonably satisfactory to Buyer memorializing and confirming that Tenant is then and the Operating Subtenants are maintaining policies of insurance of the types and in the amounts required by the Master Lease, in the form required by the Master Lease;
(19)    Originals of the construction warranties that Seller receives from contractors and subcontractors, re-issued/assigned at Seller’s expense, to or as directed by Buyer; and
Each of the above items shall be provided separately for each of the Properties being acquired. Each of Seller and Purchaser shall provide the number of duplicate originals of the documents referenced above as the other party may reasonably request. Additionally, at the request of a party’s counsel, in advance of Closing, attorneys for the parties shall exchange electronic copies of executed Closing documents (to be held in trust pending Closing) to enable counsel to confirm that all required Closing documents have been executed and delivered.
(b)    Delivery by Buyer.    Buyer shall deliver to Title Insurer on or before the Closing Date the following executed documents and items, each to be provided separately for each of the Properties being acquired, all in form and substance reasonably satisfactory to Seller and, as appropriate, executed by Buyer and acknowledged or notarized:
(1)    the Purchase Price, as required by this Agreement;

(2)    two (2) originals of a settlement statement setting forth the Purchase Price, all pro-rations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;
(3)    any documents, instruments, data, records, correspondence, agreements or other items called for under this Agreement which have not previously been delivered by Buyer; and
(4)    such other instruments as are reasonably required by Title Insurer to close the escrow and consummate the purchase of the Property in accordance with the terms hereof, provided such instrument does not impose an obligation or liability in excess of that otherwise required by this Agreement.
At Closing, Buyer shall instruct the Title Insurer to deliver the Earnest Money to Seller which shall be applied to the Purchase Price, shall deliver the balance of the Purchase Price to Seller and shall execute and deliver original execution counterparts of the Closing documents referenced above to be executed by Buyer.
(c)    Deliverables at the Second Closing and the Final Closing. At the Second Closing and the Final Closing, the applicable Seller and Buyer shall execute and deliver all of the documents and deliver all of the deliverables referenced above except as follows: (i) in lieu of the Master Lease referenced in Section 10(a)(3), the co-landlords and Tenant under the Master Lease shall execute an amendment to the Master Lease in the form attached hereto as Exhibit G, (ii) Tenant and each Operating Subtenant shall execute an amendment to the applicable Operating Sublease and all other documents relating thereto to the extent necessary to conform the Operating Sublease and such other documents to the terms of the Master Lease as modified by the amendment thereto, and (iii) each guarantor under a guaranty of the Master Lease shall execute an affirmation of and continuing liability for their respective obligation under said guaranty notwithstanding such amendment to the Master Lease.
(d)    Regulatory Approvals. In addition to the obligations required to be performed hereunder by the parties at Closing, each of the parties shall perform such other acts, and shall execute, acknowledge and deliver, prior to, at or subsequent to Closing, such other applications, notices, instruments, documents and other materials as the other may reasonably request (as reasonably determined by the requesting party or its counsel) or that may be required in order to effect the consummation of the transactions contemplated hereby, to lawfully vest title to the Property in Buyer and to allow Buyer to lawfully continue to operate the ongoing business at the Property. The foregoing shall include, without limitation, those actions and items required by all environmental permits and all Health Care Regulatory Agencies (defined below) having jurisdiction over the Property, the ownership, operation, maintenance, management, use, regulation, development, expansion or construction thereof, the provision of health care services thereon, the reimbursement of health care costs relating thereto, or which grant, issue or regulate any licenses, permits, accreditations, provider numbers, approvals, qualifications, certifications, and other authorizations granted by any Health Care Regulatory Agency or other governmental authority, accreditation organization or Third Party Payor (defined below) relating to or affecting the Property, the establishment, construction, ownership, operation, maintenance, management, use, regulation, development, expansion or construction thereof, the provision of health care services thereon, and/or the reimbursement of healthcare costs relating thereto (collectively, the foregoing being referred to herein as the “Regulatory Approvals”). Each party shall proceed with diligence and in cooperation with the other party to obtain the Regulatory Approvals at the earliest possible opportunity. As used in this paragraph, the term (i) “Health Care Regulatory Agency” shall mean all agencies, boards, authorities, bodies, accreditation organizations and governmental authorities with jurisdiction over the Regulatory Approvals; and (ii) the term “Third Party Payor” shall mean Medicare, Medicaid, Tricare, Veteran’s Administration, commercial and private insurers, managed care company, employee assistance programs, HMOs, preferred provider organizations and any other governmental, commercial, or other organization which maintains a healthcare reimbursement program or policy. This paragraph and the obligations of the parties hereunder shall survive the Closing.
Section 11.    Representations by Seller. For the purpose of inducing Buyer to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Seller makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date, which shall survive the Closing for a period of one (1) year.
(a)    Seller is duly organized, validly existing and in good standing under the laws of its state of organization, and (if different than the state of organization) the State in which the Property is located. Seller is authorized to consummate the transaction set forth herein and fulfill all of its respective obligations hereunder and under all closing documents to be executed by Seller, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Seller, and to perform all of Seller’s obligations hereunder and thereunder. Neither the execution and delivery of this Agreement and all closing documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any applicable municipal, county, state and federal laws, ordinances, regulations, statutes, administrative rulings or restrictive covenants (“Laws”) or any provision of the organizational documents of or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound;
(b)    Seller, alone, has, and at Closing hereunder will convey and transfer to Buyer, indefeasible, good and marketable legal and equitable fee simple title to the Real Property as a single contiguous parcel, free and clear of all mortgages, deeds of trust, liens (excluding Bonded Liens), judgments, encumbrances, ground rents, leases, tenancies, licenses, security interests, covenants, conditions, restrictions, rights of way, easements, encroachments and any other matters affecting title, except only the Permitted Exceptions.
(c)    Seller has not received any written notice of any threatened, current or pending litigation, action, proceeding (including municipal, health, administrative, or condemnation proceedings), tax appeals (or other similar proceedings challenging or seeking to reduce the assessed valuation of the Real Property) or environmental investigations against Seller, any tenant or an Operating Subtenant, the Property or in connection with the business operated at the Real Property. Notwithstanding any provision in this Agreement to the contrary, the disclosure of current or pending litigation shall in no way release Seller from responsibility for any such claims, and Buyer shall in no way be deemed to have assumed responsibility for any such claims, either by virtue of receipt of such notice or the occurrence of the Closing.

(d)    Permanent certificates of occupancy and all other licenses, permits, authorizations, consents, approvals and other grants of authority required by all governmental or quasi-governmental authorities having jurisdiction, including but not limited to Regulatory Approvals by all applicable Health Care Regulatory Agency and Third Party Payor, and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions), if any, have been, or as of Closing will have been, issued for the Improvements which are a part of the Property, and for the full functioning and operation of the Property and the operation of an assisted living facility thereon, have been paid for in full, and are, or as of Closing will be, in full force and effect. Without limiting the generality of the foregoing,
(i)    Each Facility is, or as of Closing will have been, duly licensed as required under applicable laws. The licensed bed capacity and number of units of each Facility is as set forth on Schedule 1. Neither Tenant nor any Facility has applied to reduce the number of licensed or certified beds of such Facility, to move or transfer the right to any and all of the licensed or certified beds of such Facility to any other location, or to amend or otherwise change such Facility’s authorized bed capacity and/or the number of approved beds, and there are no proceedings or actions pending or, to Seller’s knowledge, contemplated to reduce the number of licensed or certified beds of such Facility.
(ii)    Each Operating Subtenant and the operation of each Facility are in material compliance with all applicable laws, Health Care Licenses and requirements of Health Care Regulatory Agencies and other governmental authorities having jurisdiction over the operation of such Facility, including, (i) staffing requirements, (ii) health and fire safety codes and standards, including quality and safety standards, (iii) accepted professional standards and principles that apply to professionals providing services in such Facility; (iv) federal, state or local laws, rules, regulations or published interpretations or policies relating to the prevention of fraud and abuse, (v) insurance, reimbursement and cost reporting requirements, (vi) government payment program requirements and disclosure of ownership and related information requirements; (vii) requirements of the applicable state department of health or equivalent and all other federal, state, or focal governmental authorities, including without limitation those relating to such Facility’s physical structure and environment, licensing, quality and adequacy of medical care, distribution or pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting, and any other applicable laws, regulations or agreements for reimbursement for the type of care or services provided with respect to such Facility.
(iii)    Seller is in substantial compliance with the requirements for participation in the Medicare and Medicaid Programs with respect to each Facility that currently participates in such programs, including the Medicare and Medicaid Patient and Program Protection Act of 1987, and has a current provider agreement under Title XVIII and/or XIX of the Social Security Act (if required), which is in full force and effect. The Facilities did not have any deficiencies at level G or above on its most recent survey (standard or complaint), nor has the Operating Subtenant been cited with any substandard quality of care deficiencies (as that term is defined in Part 488 of 42 C.F.R) for the past two consecutive surveys. None of the Facilities or the Operating Subtenants, except as has been disclosed in writing to Landlord, their respective affiliates has been the subject of a “double G” or “immediate jeopardy” determination for the last three years.
(e)    None of the Contracts will be binding upon Buyer after the Closing unless expressly assumed by Buyer; Seller is not a party to any lease or license agreement with a third party giving that party the right to be in possession of any portion of the Real Property; no Seller has entered into an agreement with a third party pursuant to which Seller provides any payment, fee or other consideration to any third person or entity to operate or manage the Facility or to provide management, advisory or other services relating to the operation thereof;
(f)    Except for defaults cured on or before the date hereof, neither Seller nor any Operating Subtenant has received any written notice of default under the terms of any of the Contracts;
(g)    Except for violations cured or remedied on or before the date hereof, neither Seller nor any Operating Subtenant has received any written notice from (or delivered any notice to) any governmental authority, including, but not limited to, a Health Care Regulatory Agency and Third Party Payor, regarding any violation of any Laws applicable to the Property and operation of the Property and the operation of an assisted living facility thereon, and Seller does not have knowledge of any such violations. Seller shall cure or comply with, or cause the Operating Subtenant to cure or comply with, prior to Closing, any violation or notice of which Seller or Buyer receives written notice prior to the Closing from any of the foregoing governmental, quasi-governmental or nongovernmental authorities;
(h)    No written or oral notice has been given to Seller by any holder of any mortgage or deed of trust on the Property, by any insurance company which has issued a policy with respect to any of the Property, or by any board of fire underwriters (or other body exercising similar functions), any of which notices claim any defect or deficiency or request the performance of any repairs, alterations or other work to the Property;
(i)    The Tangible Personal Property to be transferred to Buyer is free and clear of liens, security interests and other encumbrances arising by, through or under Seller, except as a result of loan instruments securing a loan that shall be paid in full by Seller at or prior to Closing;
(j)    To Seller’s knowledge, there are no material defects in the structural elements of the Improvements and all Improvements (including, without limitation, machinery, equipment, electrical, plumbing, heating and air conditioning systems and equipment) located on the Property are in good mechanical working order, condition and repair, and are structurally safe and sound and have no material defect (reasonable wear and tear excepted), and there is no leak or material defect in any roof located upon the Property; provided, however, that the foregoing representation shall only apply to the Huntersville Property at the Final Closing.
(k)    Neither this Agreement nor the consummation of the transactions contemplated hereby is subject to any first right of refusal or other purchase right or rights of first offer in favor of any other person or entity; and apart from this Agreement, Seller has not entered into any written agreements for the purchase or sale of the Property, or any interest therein which remain in effect.
(l)    To Seller’s knowledge, the Property and each facility operated thereon are now and has at all times been in compliance with all Laws. Seller has not received any written notice that the Property, Seller’s or any Operating Subtenant’s use and occupancy or the operation of the facility thereon violates any Laws. To Seller’s knowledge, the Property contains sufficient parking in compliance with all applicable laws, ordinances, regulations, restrictions, and covenants.
(m)    Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and upon consummation of the transaction contemplated hereby, Buyer will not be required by FIRPTA to withhold from the Purchase Price any withholding tax;
(n)    Seller has not initiated or participated in, any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Property; and
(o)    During the period of Seller’s ownership of the Real Property and Improvements, no Hazardous Substances have been generated, stored, released, treated or disposed of on, under, to, from or about the Real Property or Improvements in material violation of any law, rule, legal requirement or regulation applicable to the Property which regulates or controls matters relating to the environment or public health or safety (collectively, “Environmental Laws”), and to Seller’s knowledge, prior to Seller’s ownership of the Real Property and Improvements, no Hazardous Substances have been generated, stored, released, treated or disposed of on, under, to, from or about the Real Property or Improvements in violation of any Environmental Laws. Seller has not received any actual or threatened, written or verbal notice, demand or claim from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority, or any third party, and to Seller's knowledge, no circumstances exist on the Real Property that could give rise to any notice, demand or claim, concerning any petroleum product or other Hazardous Substance release. As used in this Agreement, the term “Hazardous Substances” shall mean any substance or material which is listed, defined or deemed to be a waste, contaminant or pollutant, or substance or material potentially harmful, hazardous or toxic to human health or safety or the environment pursuant to any Environmental Laws, including but without limitation, petroleum, petroleum based product and any petroleum constituent. To Seller’s knowledge, there are no underground storage tanks located on the Property. Seller has received no written notice that the Property or any portion thereof contains any form of toxic mold.
(p)    No consent or approval of any governmental agency, commission or office is required on Seller’s behalf with respect to the transaction contemplated herein.
(q)    No litigation or proceeding before any commission, agency or other administrative authority is pending or threatened against or affecting the Property or the use of the Property or arising out of or by virtue of the ownership or use of the Property. To Seller's knowledge, no pending or threatened judicial, municipal, health or administrative proceeding exists which affects the Property or the use of the Property, or in which Seller is or may be a party by reason of the ownership or use of all or any part of the Property.
(r)    Seller has not received any writing notices of any outstanding, cited or proposed deficiencies, sanctions or work orders of any authority related to the Property and the operation of the Property.
(s)    To Seller’s knowledge, all water, sewer, gas, electric, telephone, and other public utilities and all storm water drainage required by law or necessary for the operation of the Real Property (1) either enter the Real Property through open public streets adjoining the Land, or, if they pass through adjoining private land, do so in accordance with valid public or private easements or rights of way which will inure to the benefit of Buyer, (2) are, or will be prior to Closing, installed, connected and operating, in good condition, with all installation and connection charges paid in full, including, without limitation, connection and the permanent right to discharge sanitary waste into the collector system of the appropriate sewer authority, and (3) are adequate to service the Real Property for the proper operation of the Facility. No moratorium, proceeding or other fact or condition exists which threatens to impair continued furnishing of such services to the Real Property at regular rates and fees. Water and sanitary sewer are public.
(t)    No material work has been performed or is in progress at, and no materials have been furnished to, the Real Property which, though not presently the subject of, might give rise to, mechanics’, material suppliers’, or other liens against the same or any portion thereof. If any lien for such work is filed before or after Closing hereunder, Seller shall promptly discharge the same at its cost; provided, however this subsection (t) shall not apply to any Bonded Liens. All work that has been or that will be performed, and all materials that have been will be delivered to the Secondary Portfolio or the Huntersville Property, respectively, between the Effective Date of this Agreement and the Closing will not be the subject of or give rise to mechanics’, material suppliers’, or other liens against the Property as of applicable Closing, and Seller shall promptly discharge or bond over any lien for such work or materials, whether filed before or after Closing Final hereunder, at its cost.
(u)    All books, records, maintenance and service records, rent rolls, bills, invoices and related documentation furnished or made available (or to be made available) by Seller to Buyer are (or when presented, will be) complete, true and correct and fairly present the financial condition, assets and liabilities relating to the Property and the results of operations for such periods, have been prepared in accordance with federal income tax accounting principles consistently maintained since the beginning of the periods covered thereby. There has been no event having a Material Adverse Effect with respect to the operation of the Property since the effective date of the foregoing financial statements.
(v)    Buyer hereby acknowledges that it has an opportunity to inspect the Property as set forth in Section 6 herein, and except as set forth in this Agreement, agrees that the Property will be conveyed at Closing to Buyer in “as-is” condition with no representation or warranties whatsoever, except for those expressly stated in this Agreement or in documents executed and delivered by Seller at Closing. Notwithstanding the foregoing, Seller shall promptly notify Buyer of any change in any condition with respect to the Property or of any event or circumstance which makes any representation or warranty of Seller to Buyer under this

Agreement untrue or misleading, or any covenant of Buyer under this Agreement incapable or less likely of being performed, it being understood that Seller’s obligation to provide notice to Buyer under this Section shall in no way relieve Seller of any liability for a breach by Seller of any of its representations, warranties or covenants under this Agreement.
(w)    Seller is the sole party owning and/or in control of all certificate of need rights or bed rights, if any, administered by any applicable Health Care Regulatory Agency related to the ownership, operation, maintenance, management, use, regulation, development, expansion or construction of a health care facility at or on the Property, and at Closing Seller shall transfer same to Buyer.
(x)    There are no employees of Seller engaged in the operation or maintenance of the Property, other than those who will continue as employees of an Operating Subtenant.
(y)    There are no tenants, licensees or other occupants of a Facility or any Real Property other than patients or residents of the Facility.
(z)    All information given by Seller to Buyer in this Agreement or in connection with the transactions contemplated hereunder shall be true, complete and accurate when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing. Seller has no knowledge or information of any facts, circumstances, or conditions that are inconsistent with the representations and warranties contained herein. Seller shall promptly inform Buyer in writing if there occurs any (i) change having a Material Adverse Effect with respect to the condition, financial or otherwise, of the Property, or the operation thereof, at any time prior to the Closing Date or (ii) if any information, document, agreement or other material delivered to Buyer is amended, superseded, modified or supplemented.
For purposes of this Agreement, Seller's knowledge or any similar phrase means the actual knowledge of Karen Moriarty or Ken Kirkham.
Section 12.    Buyer’s Representations. For the purpose of inducing Seller to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Buyer makes the following representations and warranties to Seller as of the date hereof and as of the Closing Date, which shall survive the Closing for a period of one (1) year.
(a)    Buyer represents and warrants to, and covenants with, Seller that Buyer is duly formed, validly existing and in good standing under the laws of Delaware and is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Buyer. Buyer has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and all closing documents to be executed by Buyer have been (or as of Closing will have been) duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all closing documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder, will result in the violation of any Laws or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.
(b)    To the actual knowledge of Buyer, no consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made in connection with the execution, delivery and performance by the Buyer of this Agreement or any of the transactions required or contemplated hereby.
(c)    The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the purchase of the Assets, will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, or (iii) to the actual knowledge of Buyer, violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties.
(d)    The Buyer has sufficient cash, readily available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.
Section 13.    Conditions to Buyer’s Obligations. All of Buyer’s obligations hereunder (including, without limitation, Buyer’s obligation to pay the Purchase Price, to accept title to the Property and to consummate the Closing) are expressly conditioned on the satisfaction at or before the time of Closing of the following conditions precedent being fully satisfied as of the Closing (any one or more of which may be waived in writing in whole or in part by Buyer, at Buyer’s option):
(a)    At Closing, Seller shall deliver possession of the Property to Buyer free and clear of all tenancies and other occupancies except for the Master Lease and the Operating Subleases;
(b)    Seller shall have timely delivered the items set forth in Section 10 above that Seller is obligated to deliver;
(c)    Buyer shall have received from Title Insurer or any other title insurer approved by Buyer in its judgment and discretion, a current ALTA owner’s form of title insurance policy, or irrevocable and unconditional binder to issue the same, with extended coverage for the Real Property in the amount of the Purchase Price, dated, or updated to, the date of the Closing, insuring, or committing to insure, at its ordinary premium rates, Buyer’s good and marketable title in fee simple to the Real Property and otherwise in such form and with such endorsements as provided in the title commitment approved by Buyer pursuant to Section 6 hereof, subject only to the Permitted Exceptions;

(d)    The Real Property shall have a valid, permanent and unconditional certificate of occupancy (or the equivalent thereof) for the use and occupancy of the Property (to the extent required by applicable law) which shall not contain any contingencies or require any additional work to be completed, and Buyer shall have received a copy of such certificate;
(e)    Each Operating Subtenant shall be in possession of the subpremises demised under each of the Operating Subleases, open for business to the public and paying full and unabated rent under the Master Lease;
(f)    Between the date hereof and the applicable Closing Date, there shall have been no event having a Material Adverse Effect with respect to the financial or physical condition of the Property or the business operated thereon;
(g)    The municipality in which the Property is located or any other relevant governmental authority has issued all certificates, permits and inspection and other approvals that may be required as a condition to the transfer of the Property to Buyer and to continue to operate the Property;
(h)    No later than five (5) business days prior to the Closing Date, Seller shall have obtained an estoppel certificate as to each restrictive covenant, declaration and/or reciprocal easement agreement of record, which estoppel certificate shall: (i) be executed by each party entitled to enforce such document; (ii) confirm that such document is in full force and effect, unmodified except as revealed by the Title Report/Commitment received by Buyer; (iii) confirm that there are no defaults by the Seller and/or the Property under such document; (iv) confirm that there are no outstanding sums owed by the Seller and/or the Property; (v) confirm that there are no outstanding construction or similar obligations of Seller and/or the Property; and (vi) be dated no earlier than thirty (30) days prior to Closing;
(i)    The representations and warranties of Seller contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing;
(j)    All Regulatory Approvals shall have been issued and obtained;
(k)    With respect to the Final Closing, (i) Buyer shall have received an as-built ALTA survey certified to and/or as directed by Buyer, confirming that the Huntersville Improvements are legal conforming and comply with the approved site plan and any variance issued in connection with the construction and development of the Huntersville Property and do not encroach upon any easement or across the boundary line of the Huntersville Real Property; (ii) a certificate of occupancy shall have been issued permitting the lawful use, operation and occupancy of the Facility, (iii) all licenses, certifications and approval required for the operation of the Facility have been unconditionally issued, (iv) Seller shall have made all contributions, payments and/or reimbursements required by any governmental authority in connection with the construction and development of the Huntersville Property, including, without limitation, any tap fees and otherwise as required by any variance or site plan approval, and (v) Buyer shall have received the COO Notification on or before the first (1st) anniversary of the Effective Date of this Agreement, time being of the essence.
If any of the foregoing conditions precedent have not been satisfied as of applicable Closing, Buyer may: (i) waive any unsatisfied conditions and proceed to Closing in accordance with the terms and provisions hereof with no deduction from or adjustment of the Purchase Price except for (a) adjustment equal to the amount required to satisfy and discharge of record at or before Closing of any and all liens (excluding Bonded Liens), judgments or other encumbrances which can be removed by the payment of a fixed and ascertainable amount together with interest and penalties thereon, if any, and together with any additional title insurance costs or premiums imposed by Title Insurer by reason thereof, and (b) the cost of curing any failed condition precedent to the extent reducible to a liquidated sum; or (ii) terminate this Agreement by delivering written notice thereof to Seller no later than Closing, upon which termination the Earnest Money shall be refunded to Buyer.
Section 14.    Conditions to Seller’s Obligations. Seller’s obligation to deliver title to the Property shall be subject to compliance by Buyer with the following conditions precedent on and as of the date of Closing:
(a)    Buyer shall deliver to Seller on the Closing Date the remainder of the Purchase Price, subject to adjustment of such amount pursuant to Section 2 hereof;
(b)    Buyer shall deliver to Seller on or before the Closing the items set forth in Section 10 above that Buyer is obligated to deliver; and
(c)    The representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.
Section 15.    Notices. Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be delivered to the addresses set out in Section 1, or at such other addresses as specified by written notice delivered in accordance herewith, only by one of the following means: (i) delivered in person, (ii) deposited in the United States mail, registered or certified, return receipt requested, (iii) deposited with a nationally recognized overnight courier for next business day delivery, with signature required, or (iv) by electronic mail. Notices shall be deemed delivered and received (A) on the date of delivery if delivered in person, (B) upon receipt if deposited by United States mail, registered or certified as provided above, (C) on the date of deposit with a nationally recognized overnight courier as provided above and (D) upon transmission of the electronic mail, provided that a copy of said notice also is sent via one of the means listed in subclauses (i) through (iii) of this Section. Notices may be given on a party’s behalf by its attorney.

Section 16.    Seller Covenants. Seller agrees that, with respect to each of the Properties it: (a) shall continue to operate and manage each Property in a prudent and businesslike manner and in the same manner in which Seller has previously operated and managed the Property, and in doing so, Seller shall not take any action, or fail to take any action which would cause the Property to be operated, managed and maintained (1) in violation or continued violation of any Laws, (2) in a manner the result of which would have a Material Adverse Effect on the Property or Buyer’s ability to lease to a tenant to continue the operation thereof after the Closing in substantially the same manner as now conducted, or (3) which would cause any of the representations and warranties of Seller contained in this Agreement to be incorrect, incomplete or misleading in any material respect as of the Closing; (b) shall make all necessary repairs and replacements required to keep the Property in good repair and working order and in substantially the same condition as the date hereof (subject to normal wear and tear); (c) shall maintain in full force and effect all insurance policies in place with respect to the Property as of the Effective Date; (d) shall not, without Buyer’s prior written consent cause, permit or consent to a material alteration of the Real Property unless such consent is non-discretionary or not otherwise permitted by the Lease; (e) shall timely perform all of Seller’s obligations under the Contracts, under all governmental approvals, and under all other agreements relating to the Property; and Seller shall comply with all Laws affecting the Property, and duly and timely file all tax reports required to be filed by Seller and promptly pay when due all federal, state and local taxes and assessments, charges, fees, interest and penalties levied on Seller or the Property; and (f) with respect to the Huntersville Property, it shall continue with commercially reasonable diligence to complete the development and construction of the Huntersville Property and the Facility thereon in accordance with the Plans and Specification and to not materially modify or agree to modify the Plans and Specification without the prior written consent of Buyer, which consent shall not be unreasonably withheld delayed or denied. Seller shall promptly inform Buyer in writing of any event having a Material Adverse Effect with respect to Seller’s ownership, use, occupancy or maintenance of the Property, whether insured or not. For purposes of this Agreement, a modification to the Plans and Specifications shall be deemed material if either (a) the modification would reasonably result in a five percent (5%) or greater reduction of Net Income, or (b) the modification results in reduction of ten percent (10%) or more in the number of units or beds constructed or approved for the Huntersville Property.
For a period of one (1) year after the date that constitutes completion of construction of the Huntersville Property, Seller shall be and remain responsible for such completing any warranty work with respect to the Huntersville Property. Seller further agrees that it will remain adequately capitalized in a manner such that Seller shall have sufficient funds in order to comply with its obligations as described in this Section. If Seller fails to comply with said cure and warranty obligations, the Master Lease shall permit Buyer, after giving thirty (30) days written notice to Seller and Seller having failed to commence and diligently pursue to completion curative action within said time period, to proceed to remedy such default on its own and shall have recourse against under the Master Lease for any expenses incurred thereby. Neither payment nor acceptance of the Purchase Price for the Huntersville Property nor any provision in this Agreement will be deemed to constitute a waiver by Buyer of Seller’s responsibility under this paragraph. The obligations of Seller pursuant to this paragraph shall continue beyond the one-year period specified herein as to warranty work if the defect or default is discovered during the one-year warranty period and is not cured by the Seller within that one-year warranty period.

This paragraph, and all provisions contained herein, shall survive the Final Closing; however, without limiting the foregoing, the parties will memorialize the obligations of Seller under this paragraph in a post-closing agreement executed at the Final Closing (the “Post-Closing Agreement”).
Section 17.    Bulk Transfer Tax Clearance. The parties acknowledge that the laws of the state in which the Property is located may require that, as a result of the sale of the Property to Buyer, certain governmental agencies or authorities be notified in advance of the Closing Date, of the proposed assignment and transfer of the Property by Seller to Buyer, and further may require that Seller (and in certain circumstances, Seller’s direct or indirect owners) obtain and/or deliver to Buyer a clearance certificate evidencing the payment by Seller of certain taxes and assessments. Seller will timely give such applicable notices (if any) to such governmental agencies or authorities, in advance of Closing, as required under such laws, and shall use its best efforts to promptly obtain and deliver to Buyer such applicable clearance certificates, if any, by the Closing Date. The parties further acknowledge that, as a result of procedures for the administration of applications for such clearance certificate, and anticipated delays therein, it may not be possible for Seller to obtain and deliver such clearance certificate as of the Closing Date, or for some period of time thereafter. Seller shall nevertheless deliver to Buyer at Closing evidence reasonably acceptable to Buyer and to the Title Insurer that such applicable notices (in proper form) have been timely delivered and, if such notices are statutorily required, that all tax returns for periods prior to the tax fiscal year(s) in which the Closing occurs have been filed with and all taxes paid to all applicable governmental authorities. Seller also shall promptly request and upon receipt (but at least three (3) business days before the Closing Date) deliver to Buyer a Tax Lien Certificate, issued by the Department of Revenue of the State in which the Property is located evidencing that no liens or claims for unpaid taxes have been assessed against Seller or the Property. Seller agrees to act in good faith and with reasonable diligence to apply for, obtain and (upon receipt) deliver to Buyer (with copies to the Title Insurer) all statutorily required clearance certificates at or as soon after the Closing Date as is reasonably possible. If any such clearance certificate is not available at the Closing, the failure to deliver such clearance certificate shall not constitute a deficiency in the quality of title that Seller is required by this Agreement to convey, provided that the Title Insurer shall raise no exception therefor in the title policy, and provided further that (i) no liens or claims for unpaid taxes shall then have been assessed against Seller or the Property, and (ii) Seller delivers to the Title Insurer and Buyer at Closing a written indemnification agreement in form and content, and issued by Seller and/or a party, reasonably acceptable to Buyer and its counsel relating to liabilities that may arise against Buyer and the Property as a result of the Seller’s failure to obtain and deliver such clearance certificates as of the Closing.
Section 18.    Computation of Time; Performance on Business Days. In computing any period of time pursuant to this Agreement, the day of the act or event from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday or a Holiday, in which event the period runs until the end of the next day which is not a Saturday, Sunday or such Holiday. The term “business day” shall mean Monday through Friday, except for a Holiday. The term “Holiday” shall mean Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and New Year’s Day and any other day in which a majority of federal or national banks are not open for business. All references to a period of days herein shall be deemed to refer to calendar days unless the term “business day” is used.
Section 19.    Entire Agreement; Modification. This Agreement constitutes the sole and entire agreement among the parties hereto and no modification of this Agreement shall be binding unless in writing and signed by Seller and Buyer. No signature of Title Insurer shall be required to amend this Agreement except for an amendment modifying the terms of Section 8 of this Agreement. No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof. Any rule of construction which provides that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.
Section 20.    Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, at any time or to any extent, then the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law
Section 21.    Applicable Law. This Agreement shall be construed under the laws of the State in which the Property is located, without giving effect to any state’s conflict of laws principles.
Section 22.    Broker’s Commissions. Buyer and Seller each hereby represent that, except for the Broker listed herein, there are no other brokers involved or that have a right to proceeds in this transaction. Seller shall be responsible for payment of commissions to the Broker pursuant to a separate written agreement executed by Seller. Seller and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys’ fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder’s fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party (except that Buyer shall have no obligations hereunder with respect to any claim by Broker). The representations, warranties and indemnity obligations contained in this section shall survive the Closing or the earlier termination of this Agreement.
Section 23.    Assignment. Buyer may assign its rights under this Agreement to a related party, provided, however, that no such assignment shall relieve Buyer of any of its obligations hereunder. If this Agreement relates to more than one Property, Buyer may assign this Agreement to a related party in part with respect to individual Properties to facilitate the acquisition of each Property by a separate entity formed by Buyer with respect to each Property.
Section 24.    Attorneys’ Fees. In any action between Buyer and Seller as a result of a party’s failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s attorneys’ fees, expenses and court costs incurred in such action.

Section 25.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures on this Agreement which are transmitted electronically shall be valid for all purposes; provided, however, any party shall deliver an original signature on this Agreement to the other party upon request.
Section 26.    Anti-Terrorism; OFAC. Neither Buyer or Seller, nor any of their affiliates, are in violation of any Anti-Terrorism Law (as hereinafter defined) or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. “Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including: Executive Order No. 13224; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or may hereafter be, renewed, extended, amended or replaced; the applicable laws comprising or implementing the Bank Secrecy Act; and the applicable laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing may from time to time be amended, renewed, extended, or replaced).
Section 27.    Buyer’s Disclosures. Seller acknowledges that Buyer is a subsidiary of, or may assign this Agreement to one or more subsidiaries of, an entity that may elect to qualify as a Real Estate Investment Trust (“REIT”) and that, as such, it may be subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Buyer may publicly file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation.
Section 28.    No Third Party Beneficiaries. BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN TO THE CONTRARY, THERE ARE NO THIRD PARTY BENEFICIARIES TO THIS AGREEMENT, AND, ACCORDINGLY, NO THIRD PARTY (INCLUDING, WITHOUT LIMITATION, ANY BROKER) SHALL HAVE THE RIGHT TO ENFORCE THIS AGREEMENT FOR THE BENEFIT OF SUCH THIRD PARTY OR AGAINST THE INTERESTS OF BUYER OR SELLER. EITHER OF SELLER OR BUYER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING BROUGHT BY ANY SUCH THIRD PARTY AGAINST SELLER OR BUYER IN CONNECTION WITH THIS AGREEMENT AS CONCLUSIVE EVIDENCE OF THE PARTIES’ INTENTIONS.
Section 29.    Time of Performance. Time is of the essence of this Agreement.
Section 30.    Further Assurances. Each party hereto agrees that, from and after the Closing, upon the reasonable request of the other party hereto and without further consideration, such party will execute and deliver to such other party such documents and further assurances and will take such other actions (without cost or liability to such party) as such other party may reasonably request in order to carry out the purpose and intention of this Agreement, including, but not limited, to the effective consummation of the transactions contemplated under the provisions of this Agreement. The provisions of this Section 30 shall survive Closing.
Section 31.    Consequential Damages. Neither Seller nor Buyer shall be entitled to recover (and in no event shall either party be responsible for) lost profits or consequential, special or any other indirect damages arising from this Agreement or either party’s obligations under this Agreement.
Section 32.    Jury Waiver. BUYER AND SELLER EACH DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY BUYER OR SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). IN ADDITION, BUYER WAIVES ANY RIGHT TO SEEK RESCISSION OF THE TRANSACTION. THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY BUYER AT CLOSING AND SHALL SURVIVE THE CLOSING OF TERMINATION OF THIS AGREEMENT.
Section 33.    Cooperation with S-X 3-14 Audit. Seller acknowledges that Buyer or its assignee is or may become affiliated with a publicly registered company (“Registered Company”) promoted by Buyer. Seller acknowledges that it has been advised that if the Buyer is affiliated with a Registered Company, the assignee may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “stub period”) for the Property. To assist the assignee in preparing the SEC Filings, the Seller covenants to provide the assignee with the following during the Due Diligence Period and for one (1) year thereafter: (i) access to bank statements for the Audited Year and stub period; (ii) rent roll as of the end of the Audited Year and stub period; (iii) operating statements for the Audited Year and stub period; (iv) access to the general ledger for the Audited Year and stub period; (v) cash receipts schedule for each month in the Audited Year and stub period; (vi) access to invoices for expenses and capital improvements in the Audited Year and stub period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Year and stub period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Year and stub period; (xi) copies of accounts receivable aging as of the end of the Audited Year and stub period along with an explanation for all accounts over 30 days past due as of the end of the Audited Year and stub period; (xii) signed representation letter in the form attached hereto as Schedule “33-A” (“Representation Letter”), and (xiii) to the extent necessary, a signed audit letter in the form attached hereto as Schedule “33-B”(“Audit Letter”). Seller also agrees to deliver a signed Representation Letter and signed Audit Letter to Buyer within five (5) business days prior to Closing, and such delivery shall be a condition to Closing. The provisions of this Section shall survive Closing. Seller also agrees to reasonably cooperate with Buyer to obtain a comfort letter, as may be requested by Buyer. All actions required or requested of Seller under this Section 33 shall be at Buyer’s sole cost and expense.
Section 34.    EXHIBITS. The following exhibits are attached to this Agreement and are incorporated into this Agreement by this reference and made a part hereof for all purposes:
Schedule 1    List of Properties, Sellers and Licensed Beds
Schedule 2    List of Plans and Specifications
Schedule 33A    Form of Representation Letter
Schedule 33B    Form of Audit Letter
Exhibit A    Legal Description of Land
Exhibit B    Seller Deliverables
Exhibit C    Form of Bill of Sale
Exhibit D    Form of Assignment of Intangible Property
Exhibit E    Form of Security Agreement
Exhibit F    Form of Master Lease
Exhibit G    Amendment to Master Lease

The remainder of this page is intentionally blank. Signatures follow on the next page.

IN WITNESS WHEREOF, Sellers have executed this Agreement effective as of the day and year first set forth above.

CARILLON ASSISTED LIVING OF CLEMMONS, LLC, a Delaware limited liability company

By: Carillon Assisted Living, LLC, a Delaware limited liability Company, its Manager

By: Carillon Management, LLC, a Delaware limited liability Company, its Manager

By: Carillon Assisted Living, Inc., a Delaware corporation, its Manager

By:    /s/ Karen E. Moriarty
           Karen E. Moriarty, President

CARILLON ASSISTED LIVING OF HUNTERSVILLE, LLC,
a Delaware limited liability company

By: Carillon Assisted Living, LLC, a Delaware limited liability Company, its Manager

By: Carillon Management, LLC, a Delaware limited liability Company, its Manager

By: Carillon Assisted Living, Inc., a Delaware corporation, its Manager

By:    /s/ Karen E. Moriarty
              Karen E. Moriarty, President

CARILLON ASSISTED LIVING OF MOORESVILLE, LLC, a Delaware limited liability company

By: Carillon Assisted Living, LLC, a Delaware limited liability Company, its Manager

By: Carillon Management, LLC, a Delaware limited liability Company, its Manager

By: Carillon Assisted Living, Inc., a Delaware corporation, its Manager

By:    /s/ Karen E. Moriarty
Karen E. Moriarty, President

CARILLON ASSISTED LIVING OF RALEIGH - OLD WAKE FOREST ROAD, LLC, a Delaware limited liability company

By: Carillon Assisted Living, LLC, a Delaware limited liability Company, its Manager

By: Carillon Management, LLC, a Delaware limited liability Company, its Manager

By: Carillon Assisted Living, Inc., a Delaware corporation, its Manager

By:      /s/ Karen E. Moriarty
              Karen E. Moriarty, President

34

CARILLON ASSISTED LIVING OF WAKE FOREST, LLC, a Delaware limited liability company

By: Carillon Assisted Living, LLC, a Delaware limited liability Company, its Manager

By: Carillon Management, LLC, a Delaware limited liability Company, its Manager

By: Carillon Assisted Living, Inc., a Delaware corporation, its Manager

By:      /s/ Karen E. Moriarty
             Karen E. Moriarty, President

35

IN WITNESS WHEREOF, Buyer has executed this Agreement effective as of the day and year first set forth above.

BUYER: GAHC3 North Carolina ALF Portfolio, LLC, a Delaware limited liability company By: /s/ Danny Prosky Name: Danny Prosky Its: Authorized Signatory Date: January 28, 2015

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT RELATING TO TITLE INSURER AND THE DEPOSIT.

TITLE INSURER:
Chicago Title Insurance Company

By:      /s/ Shannon Bright
Name:     Shannon Bright
Title:      Escrow Officer
Date:      January 28, 2015